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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference of our reports in the Registration Statement (Form S-8) pertaining to the Perficient, Inc. 1999 Stock Option/Stock Issuance Plan (a) dated February 21, 2000, with respect to the financial statements of Perficient, Inc. included in its Annual Report (Form 10-KSB), (b) dated February 19, 2000, with respect to the financial statements of Compete, Inc. included in the Current Report (Form 8-K) dated March 17, 2000, and (c) dated February 17, 2000, with respect to the financial statements of Loredata, Inc. included in the Current Report (Form 8-K) dated March 17, 2000, for the years ended December 31, 1998 and 1999, filed with the Securities and Exchange Commission.


Austin, Texas
July 28, 2000                                   /s/ Ernst & Young, L.L.P.